Exhibit 10.6

CONSULTING AGREEMENT

This Consulting Agreement (the (“Agreement”), dated as of April 17, 2025 (the “Effective Date”), is by and between VisitIQ Corp. (the “Company”) and Arena Investors, LP (“Consultant”), and affiliates, acting in its capacity as Investment Manager, on behalf of clients, affiliates and managed accounts (collectively, the “Funds”) (each of the Company and Consultant, referred to as a “Party” and collectively, the “Parties”).

WHEREAS, the Company wishes to engage the services of Consultant to provide advice to the Company with, and not limited to, the business development of the Company; and

WHEREAS, the Company desires to formalize its agreement with Consultant, to retain the services of Consultant to perform services in accordance with the following terms and conditions, and to compensate the Consultant for services provided prior to the date hereof.

NOW THEREFORE, in consideration of the covenants and conditions set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

1.           Term. Effective as of the Effective Date, the Company shall engage Consultant to provide the Services (as set forth in Section 2 of this Agreement) until the date this Agreement is terminated pursuant to Section 4 (the “Termination Date” and the period from the Effective Date through the Termination Date, the “Term”).

2.	Services.

a.           The Consultant has provided and expects to provide the Company with the following services (the “Services”):

i.	the performance of financial analysis and key performance indicator design and the providing of advice related thereto;

ii.	providing advice with respect to cash flow management;

iii.	the performance of financial modeling and forecasting and the providing of advice related thereto;

iv.	providing advice with respect to product pricing;

v.	the providing of assistance with respect to presentation scripting for capital raising activities;

vi.	the providing of introductions to investment banks, potential investors, and prospective customers;

VisitIQ Consulting Agreement
April 2025

vii.	advice with respect to the evaluation of prospective board candidates,

viii.	assistance in interviewing sales and marketing professionals;

ix.	evaluating of merger and acquisition opportunities;

x.	advice with respect to strategic cost management initiatives; and

xi.	such other services as the Company and Consultant shall agree.

b.           Consultant shall report directly to the Company’s Board, or such persons as are designated by the Board.

3.	Compensation.

a.           Consultant shall receive no compensation for the Services other than as provided in Section 3(b).

b.           As compensation for the provision by the Consultant of the Services, the Funds hall be entitled, upon notice to the Company, to exchange their shares of Series B Convertible Preferred Stock of the Company (the “Series B”) for Series C Convertible Preferred Stock of the Company (the “Series C”), by exchanging for every $0.75 of stated value of shares of Series B, $1.00 of stated value of shares of Series C, as set forth on Schedule A hereto.

4.           Termination. This Agreement and Consultant’s Services may be terminated by the Company or the Consultant upon ninety (90) days prior notice for any reason or no reason at all. Following termination, the Consultant shall make reasonable efforts in assisting the Company with the transition of any outstanding Services. Upon the termination of this Agreement and Consultant’s Services, Consultant shall be entitled to any unpaid reimbursable expenses through the Termination Date and to effect the exchange described under Section 3(b) hereof.

5.	Independent Contractor.

a.           Consultant is and shall be deemed for all purposes to be an independent contractor. This Agreement is not an employment contract. Consequently, any fees shall not be deemed to be wages, and therefore, shall not be subject to any withholdings or deductions. The Consultant shall be responsible for all state, local and federal tax payments, estimated tax payments or other tax liabilities, as required for the Consultant.

b.           Nothing contained herein shall be construed to create a relationship of employer and employee between the Company and Consultant. Consultant shall have the sole discretion to determine the manner and means by which Consultant shall perform the Services, the hours of work, and when and where such Services are to be performed.

VisitIQ Consulting Agreement
April 2025

6.           Services Non-Exclusive/Maintenance of Attorney-Client Privileges. The Services to be provided by the Consultant hereunder are not and shall not be deemed to be exclusive to the Company, and Consultant shall be free to render similar services to others and to engage in all such activities as Consultant deems appropriate.

7.           Confidential Information. Consultant acknowledges that, during the Term, it may have access to and shall acquire Confidential Information (as defined below) regarding the business of the Company. Accordingly, Consultant agrees that, without the prior written consent of the Company, the Consultant shall not, at any time, disclose to any unauthorized person or otherwise use any such Confidential Information for any reason other than the business of the Company. If the Consultant is served with legal process (such as a subpoena) that (i) may touch upon, concern, or arise out of Confidential Information or (ii) otherwise require the Consultant to disclose any Confidential Information, the Consultant will as soon as reasonably practical notify the Company in writing, furnish the Company with a copy of such legal process and reasonably cooperate with the Company to protect the Confidential Information. Consultant agrees further to not discuss any Company business, including any Confidential Information with any member of the press or any non-potential investors in the Company, without first obtaining the approval of the Company. The Company shall pay all of the fees and expenses of the Consultant in connection with the Consultant addressing any legal, regulatory, litigation or similar request.

“Confidential Information” means non-public information concerning the operations, systems, services, personnel, marketing, financial affairs, tax returns and files, philosophies, strategies and techniques, client lists of the Company, personal or financial information of the Company’s partners, officers, employees, or clients. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall limit the right of the Consultant or its members to approach any prospective investor or client of the Company to participate as an investor in another investment firm’s investment fund or products.

8.           Confidentiality of Agreement. Consultant agrees that the terms and conditions of this Agreement are confidential and that he will not disclose the existence of this Agreement, or the terms and conditions of this Agreement to any third parties, other than (i) to Consultant’s attorneys, advisors, or accountants, provided that Consultant instructs such persons not to disclose the terms and conditions of this Agreement to any third party; or (ii) as required by law or as may be necessary to enforce this Agreement or to comply with its terms.

9.           Modification. It is the intention of the Parties that Sections 8 through 11 of this Agreement be enforced to the fullest extent possible permitted by law. In case any provision of Sections 8 through 11 of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or unenforceable as written, the Parties agree that the court shall modify and reform such provision to permit enforcement to the greatest extent permitted by law.

VisitIQ Consulting Agreement
April 2025

10.	Liability and Indemnification.

a.           The Company agrees that (i) the Consultant is only providing consulting services to the Company; and (ii) the Consultant (and/or any of its employees, or member, including any of their affiliates) as well as its designees to the Company’s Board of Directors (collectively, the “Consultant Group”), shall have no liability to any of the Company, or any of its affiliates, investors, shareholders, officers, directors, employees, agents, or any other representatives related to the Consultant’s services to the Company.

b.           The Company agrees to defend, indemnify and hold harmless the Consultant and the Consultant Group any of their affiliate and their officers, directors, employees, agents, successors and assigns, from and against any and all loses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fine, costs, or expenses of whatever kind (including reasonable attorney’s fees) arising out of or resulting from, directly or indirectly, from the Consultant’s work for the Company.

11.	Governing Law, Venue and Jurisdiction.

a.           This Agreement will be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to the principles of conflicts of laws.

b.           Any dispute, controversy or claim arising out of or related to this Agreement, including but not limited to its existence, validity, interpretation, performance or non- performance, or breach, shall be decided by a single neutral arbitrator agreed upon by the parties, or if no agreement can be reached by the parties, selected as set forth in the rules of JAMS then in effect, and conducted pursuant to the commercial arbitration rules of JAMS then in effect. The arbitration shall be held in Manhattan, New York. The parties to any such arbitration shall be limited to the parties to this Agreement or any successor thereof. The written decision of the arbitrator shall be final and binding and may be entered and enforced in any court of competent jurisdiction. Each party waives any right to a jury trial in any such forum. The Company agrees to pay the fees and expenses of the arbitration for both parties including, without limitation, the enforcement of the arbitrator’s decisions in a court of competent jurisdiction or otherwise.

12.         Assignability. This Agreement, and the rights and obligations hereunder, may not be assigned by either Party without the express written consent of the other Party.

13.         Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

14.         Effectiveness. This Agreement shall be effective on the Effective Date subject to approval by counsel.

VisitIQ Consulting Agreement
April 2025

15.         Entire Agreement; Amendment. This Agreement may be amended only by a written instrument signed by the Parties. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the Parties with respect to the subject matter of this Agreement.

16.         Survival. The Parties acknowledge that upon termination of this Agreement, Sections 8 of this Agreement shall survive for one year from the date of this Agreement and, 9, 10, 11, 13, 14, and 15 of this Agreement shall survive the termination of the Agreement and/or Consultant’s Services.

17.         Notices. Any notices required to be given hereunder shall be deemed given if delivered by hand, overnight delivery service, or U.S. Postal Service, certified mail, as follows:

If to Company:

VisitIQ Corp.

729 Washington Ave. N
Suite 600

Minneapolis, MN 55401
Attn: Vernon Hanzlik

Email:

If to Arena Investors:

Arena Investors, LP

2500 Westchester Avenue, Suite 401

Purchase, NY 10577
Attention: Lawrence Cutler

With a copy to:

Praetor Legal Services, PLLC

420 Lexington Avenue, Suite 1402

New York, New York 10170

Attention: Thomas Amon/Daniel Blanks

Email:

18.         Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

VisitIQ Consulting Agreement
April 2025

19.         Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect the Agreement’s construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

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VisitIQ Consulting Agreement
April 2025

SIGNATURE PAGE DRIVENIQ CORPORATION AND ARENA INVESTORS LP CONSULTING AGREEMENT

IN WITNESS WHEREOF, the parties have executed the Agreement as of the date and year first above written.

VISITIQ CORP.

By:	/s/ Vernon Hanzlik
Name: Vernon Hanzlik
Title: Chief Executive Officer

ARENA INVESTORS, LP

By:	/s/ Lawrence D. Cutler
Name: Lawrence D. Cutler
Title: Authorized Signatory